NEWS RELEASE

PAR PACIFIC HOLDINGS REPORTS
FOURTH QUARTER AND FULL-YEAR 2015 RESULTS

HOUSTON, February 29, 2016 - Par Pacific Holdings, Inc. (NYSE MKT: PARR) (“Par Pacific” or the “Company”) today reported its financial results for the fourth quarter 2015 and the year ended December 31, 2015.

Fourth Quarter 2015 Financial Highlights:

•	Net Loss of $66.8 million, or $(1.72) per diluted share

•	Adjusted Net Loss of $38.3 million, or $(0.99) per diluted share

•	Adjusted EBITDA of $22.8 million

•	Completed the refinancing and repayment of senior secured credit agreements

Par Pacific reported a net loss of $66.8 million, or $(1.72) per diluted share, for the quarter ended December 31, 2015, compared to net income of $31.7 million, or $0.84 per diluted share, for the same quarter in 2014. Fourth quarter net income was primarily impacted by a $41.1 million impairment of our investment in Laramie Energy, LLC, a $19.6 million change in the valuation of our inventory and the liability related to our supply and offtake agreement and $6.1 million in unrealized losses on future commodity contracts. Fourth quarter 2015 Adjusted EBITDA was $22.8 million compared to an Adjusted EBITDA of $47.2 million in the fourth quarter of 2014. A reconciliation of reported earnings to various non-GAAP performance measures can be found in the tables accompanying this news release.

Also during the fourth quarter of 2015, Laramie Energy entered into an agreement to acquire certain properties in the Piceance Basin for $157.5 million. In connection with the acquisition, Par Pacific will make a $55 million investment in Laramie Energy and will own 42.3% of Laramie Energy when the transaction closes on or around March 1, 2016.

Full-Year 2015 Financial Highlights:

•	Net Loss of $39.9 million, or $(1.06) per diluted share

•	Adjusted Net Income of $14.3 million, or $0.38 per diluted share

•	Adjusted EBITDA of $110.4 million

•	Realized $4.5 million (annualized) of synergies and cost savings from Mid Pac acquisition

For the year ended December 31, 2015, Par Pacific reported a net loss of $39.9 million, or $(1.06) per diluted share, compared to a loss of $47.0 million, or $(1.44) per diluted share, for 2014. The 2015 net loss was impacted by a $6.7 million change in the valuation of our inventory and related liability, $10.9 million in unrealized losses on future commodity contracts, a $19.2 million charge due to the termination of our supply and exchange agreement with Barclays Bank, PLC, and certain one-time charges during the fourth quarter of 2015.

Full-year Adjusted EBITDA was $110.4 million for 2015, compared with a loss of $9.2 million for 2014.

“Par Pacific’s strong 2015 financial and operating results are due to the superb execution of business objectives by our people,” William Pate, Par Pacific’s President and Chief Executive Officer, stated. “We also closed the acquisition of Mid Pac which transformed our Hawaiian operations, and Laramie Energy announced the pending acquisition of Piceance Basin assets, which will more than double its production and significantly expand its drilling inventory. As we enter 2016, we have a strong balance sheet that positions us to capitalize on the emerging opportunities in the energy and infrastructure sectors."

Liquidity

Capital expenditures, excluding acquisitions, totaled approximately $6.5 million in the fourth quarter 2015 and $22.3 million for the full-year 2015, both driven by refinery improvements and information technology system upgrades. Capital expenditures and major maintenance costs for 2016 are estimated to be between $45 million and $50 million and include scheduled refinery turnaround expenses as well as projects to improve refinery reliability and efficiency and information technology.

Net cash from operations totaled $132.4 million for the year ended December 31, 2015, compared to $54.6 million used in operations for the year ended December 31, 2014. For the full-year 2015, the Company reported net debt repayments of $20.5 million. At December 31, 2015, Par Pacific’s cash balance totaled $167.8 million, long term debt totaled $165.2 million and total liquidity was $229.2 million.

Refining

Refining Adjusted EBITDA was $22.5 million in the fourth quarter of 2015, a decrease of $21.0 million compared to $43.6 million in the fourth quarter 2014. The decrease was primarily due to less favorable market conditions. For the full-year 2015, refining Adjusted EBITDA was approximately $96.8 million, an increase of $124.2 million compared to a loss of $27.4 million for the full-year of 2014. The increase was attributed to improved market conditions and higher throughput.

Fourth quarter 2015 refining throughput was 80 thousand barrels per day (Mbpd), or 85% utilization, compared to 66 thousand barrels per day for the same period in 2014, and the refinery operated at an average throughput of 77 thousand barrels per day, or 82% utilization, for the full-year 2015 compared to 68 thousand barrels per day in 2014. Before depreciation, depletion and amortization, production costs were $3.51 per throughput barrel in the fourth quarter of 2015, compared to $5.41/bbl in the same period in 2014 and $3.90/bbl in the third quarter of 2015.

In the first quarter of 2016, the Company anticipates refinery throughput will be approximately 75 Mbpd.

Retail

Retail Adjusted EBITDA was $7.4 million in the fourth quarter of 2015, a decrease of $4.0 million compared to $11.5 million in the fourth quarter of 2014. For the full-year of 2015, retail Adjusted EBITDA was $33.0 million, an increase of $13.6 million compared to $19.4 million for the full-year of 2014. The increase was attributed to the fuel sales volume rise as a result of the Mid Pac acquisition on April 1, 2015. Retail sales volumes were 22.6 million gallons in the fourth quarter of 2015 versus 12.8 million gallons in the fourth quarter of 2014. Retail sales volumes for the full year 2015 were 80.6 million gallons compared to 49.5 million gallons for the full-year 2014.

Logistics

Logistics Adjusted EBITDA was $6.4 million in the fourth quarter of 2015, an increase of $0.4 million compared to $6.1 million in the fourth quarter of 2014. For the full-year 2015, logistics Adjusted EBITDA was $28.6 million, an increase of $2.6 million, compared to $26.0 million for full year 2014. The increase was attributed to the overall increased activity across our system, including throughput and sales. During 2015, our logistics segment consisted entirely of intercompany transactions.

Laramie Energy

As previously announced, on December 17, 2015, Laramie Energy, LLC, formerly known as Piceance Energy, LLC, entered into an agreement to acquire certain properties in the Piceance Basin for $157.5 million. The Company anticipates the acquisition will result in meaningful cost savings and margin growth for Laramie Energy, LLC. The transaction is expected to close on March 1, 2016 and will result in an increase of Par Pacific’s ownership interest in Laramie Energy, LLC to 42.3% from 32.4% as a result of its $55 million investment in Laramie Energy, LLC. The Company estimated a five year average annual cash flow of $24 million for Laramie Energy, LLC based on existing production and forward NYMEX Henry Hub strip prices as of December 9, 2015.

Hedging Activity

The Company’s supply and offtake agreements with J. Aron & Company, a wholly owned subsidiary of Goldman Sachs, require it to hedge its exposure based on the time spread between the pricing of a crude oil cargo and the expected delivery month. Internally consumed fuel costs have been hedged with a weighted average strike price ranging from a floor of $55.88/bbl to a ceiling of $64.18/bbl.

Conference Call Information

A conference call is scheduled for Monday, February 29, 2016 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To access the call, please dial 1-877-404-9648 inside the U.S. or 1-412-902-0030 outside the U.S. and ask for the Par Pacific call. The webcast may be accessed online through the Company's website at http://www.parpacific.com on the Investor Relations page. Please log on at least 10 minutes early to register. A telephone replay will be available through March 14, 2016 and may be accessible by calling 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and using the conference ID 13629417#. A webcast archive will also be available at http://www.parpacific.com shortly after the call and will be accessible for approximately 90 days.

About Par Pacific

Par Pacific Holdings, Inc., headquartered in Houston, Texas, is a growth-oriented company that manages and maintains interests in energy related assets. Par Pacific, through its subsidiaries, owns and operates a 94 Mbpd refinery with related logistics and retail network in Hawaii. Par Pacific owns an equity investment in Laramie Energy, LLC (formerly Piceance Energy, LLC), which has natural gas production and reserves located in the Piceance Basin of Colorado. In addition, Par Pacific also transports, markets and distributes crude oil from the Western United States and Canada to refining hubs in the Midwest, Gulf Coast, East Coast and to Hawaii. More information is available at www.parpacific.com.

Forward-Looking Statements
This press release (and oral statements regarding the subject matter of this press release, including those made on the conference call and webcast announced herein) includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, without limitation, statements about expected market conditions; expected refinery throughput and the timing and duration of our refinery turnaround; anticipated capital expenditures, including major maintenance costs; anticipated retail sales volumes and on-island sales; the anticipated closing of the Laramie Energy, LLC acquisition, and estimated cash flows, cost savings, and margin growth related thereto; our ability to identify and successfully pursue growth opportunities, including potential investment opportunities; and other risks and uncertainties detailed in Par Pacific's Annual Report on Form 10-K for the year ended December 31, 2015 and any other documents that Par Pacific filed with the Securities and Exchange Commission (SEC). Additionally, forward looking statements are subject to certain risks, trends, and uncertainties, such as changes to financial condition and liquidity; the volatility of crude oil and refined product prices; operating disruptions at the refinery resulting from unplanned maintenance events; uncertainties inherent in estimating oil, natural gas and NGL reserves; environmental risks; and risks of political or regulatory changes. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Par Pacific does not intend to update or revise any forward-looking statements made herein or any other forward looking statements as a result of new information, future events or otherwise. The Company further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this news release.

Contact:
Christine Thorp
Director, Investor Relations & Public Affairs
(832) 916-3396
cthorp@parpacific.com

Consolidated Statements of Operations
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues	$443,464	$708,356	$2,066,337	$3,108,025
Operating expenses
Cost of revenues	399,678	614,684	1,787,368	2,937,472
Operating expense, excluding depreciation, depletion and amortization expense	33,540	31,003	136,338	140,900
Lease operating expense	669	1,710	5,283	5,673
Depreciation, depletion and amortization	7,066	4,628	19,918	14,897
Impairment expense	—	—	9,639	—
Loss on sale of assets, net	—	—	—	624
General and administrative expense	12,393	15,522	44,271	34,304
Acquisition and integration expense	195	2,561	2,006	11,687
Total operating expenses	453,541	670,108	2,004,823	3,145,557
Operating income (loss)	(10,077)	38,248	61,514	(37,532)
Other income (expense)
Interest expense and financing costs, net	(4,387)	(4,015)	(20,156)	(17,995)
Loss on termination of financing agreements	(440)	(1,788)	(19,669)	(1,788)
Other income (expense), net	(92)	(8)	(291)	(312)
Change in value of common stock warrants	(932)	315	(3,664)	4,433
Change in value of contingent consideration	229	(2,909)	(18,450)	2,849
Equity earnings (losses) from Laramie Energy, LLC	(49,852)	1,475	(55,983)	2,849
Total other income (expense), net	(55,474)	(6,930)	(118,213)	(9,964)
Income (loss) before income taxes	(65,551)	31,318	(56,699)	(47,496)
Income tax benefit (expense)	(1,285)	342	16,788	455
Net income (loss)	$(66,836)	$31,660	$(39,911)	$(47,041)

Consolidated Adjusted Net Income (Loss) and Adjusted EBITDA
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net income (loss)	$(66,836)	$31,660	$(39,911)	$(47,041)
Adjustments to net income (loss):
Loss on sale of assets, net	—	—	—	624
Inventory valuation adjustment	(1,569)	—	(14,959)	—
Unrealized loss (gain) on derivatives	6,110	(698)	10,896	(1,015)
Lower of cost or net realizable value adjustment	21,155	2,444	21,648	2,444
Acquisition and integration expense	195	2,561	2,006	11,687
Change in value of common stock warrants	932	(315)	3,664	(4,433)
Change in value of contingent consideration	(229)	2,909	18,450	(2,849)
Impairment expense	—	—	9,639	—
Loss on termination of financing agreements	440	1,788	19,669	1,788
Release of valuation allowance due to Mid Pac acquisition	1,531	—	(16,759)	—
Adjusted net income (loss)	(38,271)	40,349	14,343	(38,795)
Depreciation, depletion and amortization	7,066	4,628	19,918	14,897
Interest expense and financing costs, net	4,387	4,015	20,156	17,995
Equity losses (earnings) from Laramie Energy, LLC	49,852	(1,475)	55,983	(2,849)
Income tax benefit	(246)	(342)	(29)	(455)
Adjusted EBITDA	$22,788	$47,175	$110,371	$(9,207)

Weighted average shares outstanding
Basic	38,800	37,011	37,678	32,739
Diluted	38,800	37,856	37,678	32,739

Income (loss) per share
Basic	$(1.72)	$0.86	$(1.06)	$(1.44)
Diluted	$(1.72)	$0.84	$(1.06)	$(1.44)

Adjusted net income (loss) per share
Basic	$(0.99)	$1.09	$0.38	$(1.18)
Diluted	$(0.99)	$1.07	$0.38	$(1.18)

Balance Sheet Data

	December 31,
	2015	2014
Balance Sheet Data
Cash and cash equivalents	$167,788	$89,210
Working capital (1)	9,924	89,873
Debt, including current portion	165,212	130,839
Total stockholders' equity	340,611	292,159

(1)	Working capital is calculated as (i) total current assets, excluding cash and cash equivalents less (ii) total current liabilities, excluding current portion of long-term debt.

Operating Statistics

The following table summarizes certain operational data:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Refining segment
Total crude oil throughput (Mbpd)	80.0	66.4	77.3	68.2
Source of crude oil:
North America	50.7%	51.5%	47.7%	48.8%
Asia	40.3%	—%	33.0%	1.3%
Africa	2.6%	14.7%	8.3%	3.7%
Latin America	2.9%	22.2%	8.0%	23.4%
Middle East	—%	11.6%	2.1%	22.8%
Europe	3.5%	—%	0.9%	—%
Total	100.0%	100.0%	100.0%	100.0%

Yield (% of total throughput)
Gasoline and gasoline blendstocks	27.0%	24.4%	26.2%	24.5%
Distillate	43.7%	40.0%	44.1%	38.9%
Fuel oils	21.6%	31.4%	22.0%	30.7%
Other products	4.9%	1.9%	4.7%	2.9%
Total yield	97.2%	97.7%	97.0%	97.0%

Refined product sales volume (Mbpd)
On-island sales volume	62.0	56.2	62.4	53.9
Exports sale volume	14.2	11.6	14.4	15.2
Total refined product sales volume	76.2	67.8	76.8	69.1

4-1-2-1 Singapore Crack Spread (1)	$5.44	$7.42	$6.88	$6.25
4-1-2-1 Mid Pacific Crack Spread (1)	6.50	8.22	8.31	7.16
Mid Pacific Crude Oil Differential (2)	(1.75)	(2.06)	(1.50)	(0.99)
Adjusted refining margin per bbl ($/throughput bbl) (3)	6.05	11.00	6.82	3.37
Production costs before DD&A expense per barrel ($/throughput bbl) (4)	3.51	5.41	3.54	4.71
Net operating margin per bbl ($/throughput bbl) (5)	2.54	5.59	3.28	(1.34)

Retail Segment
Retail sales volumes (thousands of gallons)	22,615	12,797	80,649	49,484

Logistics Segment
Pipeline throughputs (Mbpd)
Crude oil pipelines	79.3	64.9	77.7	68.2
Refined product pipelines	68.2	60.4	68.9	61.5
Total pipeline throughputs	147.5	125.3	146.6	129.7

(1)
The profitability of our Hawaii business is heavily influenced by crack spreads in both the Singapore and U.S. West Coast markets. These markets reflect the closest, liquid market alternatives to source refined products for Hawaii. We believe the Singapore 4-1-2-1 and Mid Pacific 4-1-2-1 crack spreads (or four barrels of Brent crude converted into one barrel of gasoline, two barrels of distillate (diesel and jet fuel) and one barrel of fuel oil) best reflect a market indicator for our operations. The Mid Pacific Crack Spread is calculated using a ratio of 80% Singapore and 20% San Francisco indexes.

(2)
Weighted average differentials, excluding shipping costs, of a blend of crudes with an API of 31.98 and sulfur wt% of 0.65% that is indicative of our typical crude oil mix quality compared to Brent crude

(3)
Management uses adjusted refining margin per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate adjusted refining margin per barrel; different companies within the industry may calculate it in different ways. We calculate adjusted refining margin per barrel by dividing adjusted refining margin (revenues less feedstocks, purchased refined products, refinery fuel burn, transportation and distribution costs adjusted for lower of cost or net realizable adjustments, unrealized gains (losses) on derivatives and our inventory valuation adjustment) by total refining throughput.

(4)
Management uses production costs before depreciation, depletion and amortization ("DD&A") expense per barrel to evaluate performance and compare efficiency to other companies in the industry. There are a variety of ways to calculate production cost before DD&A expense per barrel; different companies within the industry calculate it in different ways. We calculate production costs before DD&A expense per barrel by dividing all direct production costs by total refining throughput.

(5)Calculated as adjusted refining margin less production costs before DD&A expense.

Non-GAAP Reconciliation

This press release includes certain financial measures that have been adjusted for items impacting comparability. The accompanying information provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, earnings per share, return on equity or any other GAAP measure of liquidity or financial performance.

Gross margin

Gross margin is defined as revenues less cost of revenues. We believe gross margin is an important measure of operating performance and provides useful information to investors because it eliminates the impact of volatile market prices on revenues and demonstrates the earnings potential of the business before other fixed and variable costs. In order to assess our operating performance, we compare our gross margin to industry gross margin benchmarks.
Gross margin should not be considered an alternative to operating income (loss), net cash flows from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin presented by other companies may not be comparable to our presentation since each company may define this term differently. The following tables present a reconciliation of gross margin to the most directly comparable GAAP financial measure, operating (loss) income, on a historical basis for the periods indicated (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Gross Margin
Refining	$19,669	$67,203	$176,933	$83,850
Retail	17,605	17,695	68,313	44,523
Logistics (1)	7,837	7,210	34,011	30,547
Texadian	(1,161)	664	(2,308)	5,649
Corporate and Other	(164)	901	2,020	5,984
Total gross margin	43,786	93,673	278,969	170,553
Operating expense, excluding depreciation, depletion and amortization expense	33,540	31,003	136,338	140,900
Lease operating expense	669	1,710	5,283	5,673
Depreciation, depletion and amortization	7,066	4,628	19,918	14,897
Impairment expense	—	—	9,639	—
Loss on sale of assets, net	—	—	—	624
General and administrative expense	12,393	15,522	44,271	34,304
Acquisition and integration costs	195	2,561	2,006	11,687
Total operating expenses	53,863	55,424	217,455	208,085
Operating income (loss)	$(10,077)	$38,249	$61,514	$(37,532)

(1)	Substantially all of our revenues from our logistics segment represent intercompany transactions which eliminate on a consolidated basis.
Adjusted Refining Margin
Adjusted Refining Margin is used to calculate our adjusted refining margin per barrel, which we use to evaluate the economic performance of our refining business. We calculate adjusted refining margin as gross margin excluding (i) lower of cost or net realizable adjustments on inventory owned by the refining segment, (ii) unrealized gains losses on commodity derivatives held by the refining segment and (iii) the inventory valuation adjustment.
Gross refining margin is reconciled to the most directly comparable GAAP financial measure, operating income (loss) above. The following table presents a reconciliation of Adjusted Refining Margin to gross refining margin on a historical basis for the periods indicated (in thousands).

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Adjusted Refining Margin	$44,519	$67,203	$192,395	$83,850
Lower of cost or net realizable value adjustment	(20,137)	—	(20,137)	—
Unrealized (gain) loss on derivatives	(6,282)	—	(10,284)	—
Inventory valuation adjustment	1,569	—	14,959	—
Refining margin	$19,669	$67,203	$176,933	$83,850

Adjusted Net Income (Loss) and Adjusted EBITDA
Adjusted Net Income (Loss) is defined as net income (loss) excluding impairment expense, changes in the value of contingent consideration and common stock warrants, release of valuation allowance due to Mid Pac acquisition, any acquisition and integration expenses, lower of cost or net realizable value adjustments, unrealized (gains) losses on derivatives, inventory valuation adjustments and loss on sale of assets, net. Adjusted EBITDA is Adjusted Net Income excluding interest, taxes, depreciation and amortization, equity (earnings) losses from Laramie Energy. We believe Adjusted Net Income (Loss) and Adjusted EBITDA are useful supplemental financial measures to assess:

•	The financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of our assets to generate cash to pay interest on our indebtedness; and

•	Our operating performance and return on invested capital as compared to other companies without regard to financing methods and capital structure.
Adjusted Net Income (Loss) and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income (loss), net income (loss), cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. The following table presents a reconciliation of Adjusted Net Income (Loss) and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss), on a historical basis for the periods indicated (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Adjusted EBITDA	$22,788	$47,175	$110,371	$(9,207)
Income tax benefit expense	246	342	29	455
Equity earnings (losses) from Laramie Energy, LLC	(49,852)	1,475	(55,983)	2,849
Interest expense and financing costs, net	(4,387)	(4,015)	(20,156)	(17,995)
Depreciation, depletion and amortization	(7,066)	(4,628)	(19,918)	(14,897)
Adjusted net income (loss)	(38,271)	40,349	14,343	(38,795)
Impairment expense	—	—	(9,639)	—
Change in value of contingent consideration	229	(2,909)	(18,450)	2,849
Change in value of common stock warrants	(932)	315	(3,664)	4,433
Loss on termination of financing agreements	(440)	(1,788)	(19,669)	(1,788)
Release of valuation allowance due to Mid Pac Acquisition	(1,531)	—	16,759	—
Acquisition and integration expense	(195)	(2,561)	(2,006)	(11,687)
Lower of cost or net realizable value adjustment	(21,155)	(2,444)	(21,648)	(2,444)
Unrealized (gain) loss on derivatives	(6,110)	698	(10,896)	1,015
Inventory valuation adjustment	1,569	—	14,959	—
Loss on sale of assets, net	—	—	—	(624)
Net income (loss)	$(66,836)	$31,660	$(39,911)	$(47,041)

Adjusted EBITDA by Segment
Adjusted EBITDA by segment is defined as operating income (loss) by segment excluding lower of cost or net realizable value adjustments, unrealized (gains) losses on derivatives, inventory valuation adjustments, and depreciation and amortization. We believe Adjusted EBITDA by segment is a useful supplemental financial measure to evaluate the economic performance of our segments without regard to financing methods, capital structure or historical cost basis.

Annual Adjusted EBITDA by segment

The following tables presents a reconciliation of Adjusted EBITDA by segment to the most directly comparable GAAP financial measure, operating income by segment, on a historical basis for the years ended December 31, 2015 and 2014 (in thousands):

	Year Ended December 31, 2015
	Refining	Retail	Logistics	Total Hawaii
Adjusted EBITDA	$96,807	$32,996	$28,578	$158,381
Depreciation, depletion and amortization	(9,522)	(5,421)	(3,117)	(18,060)
Lower of cost or net realizable value adjustment	(20,137)	—	—	(20,137)
Unrealized loss (gain) on derivatives	(10,284)	—	—	(10,284)
Inventory valuation adjustment	14,959	—	—	14,959
Operating income	$71,823	$27,575	$25,461	$124,859

	Year Ended December 31, 2014
	Refining	Retail	Logistics	Total Hawaii
Adjusted EBITDA	$(27,411)	$19,408	$26,023	$18,020
Depreciation, depletion and amortization	(6,008)	(2,353)	(1,881)	(10,242)
Operating income (loss)	$(33,419)	$17,055	$24,142	$7,778

Quarterly Adjusted EBITDA by Segment

The following table presents a reconciliation of Adjusted EBITDA by segment to the most directly comparable GAAP financial measure, operating income by segment, on a historical basis for the three months ended December 31, 2015 and 2014 (in thousands):

	Three Months Ended December 31, 2015
	Refining	Retail	Logistics	Total Hawaii
Adjusted EBITDA	$22,529	$7,449	$6,444	$36,422
Depreciation, depletion and amortization	(4,066)	(1,746)	(850)	(6,662)
Lower of cost or net realizable value adjustment	(20,137)	—	—	(20,137)
Unrealized loss (gain) on derivatives	(6,282)	—	—	(6,282)
Inventory valuation adjustment	1,569	—	—	1,569
Operating income (loss)	$(6,387)	$5,703	$5,594	$4,910

	Three Months Ended December 31, 2014
	Refining	Retail	Logistics	Total Hawaii
Adjusted EBITDA	$43,574	$11,464	$6,066	$61,104
Depreciation, depletion and amortization	(1,593)	(602)	(550)	(2,745)
Operating income	$41,981	$10,862	$5,516	$58,359